Exhibit 10.27

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) effective August 3, 2020 (the “Effective Date”), between Cosmos Acquisition LLC, d/b/a Redwire Space, LLC, a Delaware limited liability company (the “Company”), and William Read (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive as Chief Financial Officer (“CFO”) of the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION AND DUTIES.

(a) During the Employment Term (as defined in Section 2 hereof), the Executive shall serve as CFO of the Company. In this capacity, the Executive shall report directly to, and have the duties, authorities and responsibilities determined from time to time by, the Company’s Chief Executive Officer (the “CEO”).

(b) During the Employment Term, the Executive shall devote all of the Executive’s business time, energy, business judgment, knowledge and skill and the Executive’s best efforts to the performance of the Executive’s duties with Redwire, LLC (“Parent”), the Company, and each of their direct and indirect subsidiaries and affiliates (collectively, the “Company Group”), as applicable, provided that the foregoing shall not prevent the Executive from (i) serving on the boards of directors of charitable, civic, social and religious organizations, (ii) participating in charitable, civic, social, religious, educational, professional, community or industry affairs, and (iii) managing the Executive’s personal investments, in each case so long as such activities in the aggregate do not interfere or conflict with the Executive’s duties hereunder, create a potential business or fiduciary conflict or otherwise result in a breach of this Agreement.

2. EMPLOYMENT TERM. The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, for a term commencing as of the date hereof (the “Effective Date”) and ending upon the termination of the Executive’s employment in accordance with Section 6 hereof, subject to Section 7 hereof. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.”

3. BASE SALARY. The Company agrees to pay the Executive a base salary at an annual rate of not less than $275,000 payable in accordance with the regular payroll practices of the Company. The Executive’s base salary shall be subject to annual review by the CEO, and may be adjusted from time to time by the CEO; provided, however, the Executive’s base salary shall not be subject to any decrease, except as part of across-the-board decreases of not more than 10% for the senior executives of the Company. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. ANNUAL BONUS. During the Employment Term, the Executive shall be eligible to receive an annual discretionary incentive payment under the Company’s annual bonus plan as may be in effect from time to time (the “Annual Bonus”) based on a target bonus opportunity equal to 60% of the Executive’s Base Salary (prorated for fiscal year 2020), in each case upon the attainment of one or more pre-established performance goals established by the CEO in consultation with the Executive; provided that, for fiscal year 2020, the performance goals shall be those set forth in the Company’s bonus plan in effect as of the Effective Date. The Executive’s target bonus opportunity shall be subject to annual review by the CEO, and may be adjusted from time to time by the CEO; provided, however, the Executive’s target bonus opportunity shall not be subject to any decrease. The target bonus opportunity as determined herein and adjusted from time to time shall constitute “Target Bonus” for purposes of this Agreement. The Executive’s right to payment of any Annual Bonus hereunder shall be contingent on the Executive’s continued employment with the Company through the date of payment of such Annual Bonus.

5. EMPLOYEE BENEFITS.

(a) INCENTIVE UNIT AWARD. You will be granted 550,000 Incentive Units under the Parent’s Management Equity Plan pursuant to an Incentive Unit Grant Agreement (the “Grant”) to be provided subsequent to the final execution of the Management Equity Plan. The Incentive Units shall be subject to the terms and conditions of the Incentive Unit Grant Agreement and the terms of Parent’s LLC Agreement (as amended from time to time). In calculating any vesting credit under the Grant, the vesting commencement date shall be June 22, 2020.

(b) BENEFIT PLANS. During the Employment Term, the Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its executives generally, including medical, dental and vision plans, subject to satisfying the applicable eligibility requirements, except to the extent that such plans are duplicative of the benefits otherwise provided for hereunder. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(c) BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term and in connection with the performance of the Executive’s duties hereunder, in accordance with the Company’s policies with regard thereto, which policies, shall provide for and permit business- class travel and accommodations for all business-related travel by the Executive.

(d) VACATIONS. During the Employment Term, the Executive shall be entitled to paid vacation in accordance with the Company’s vacation policies as in effect from time to time.

6. TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) DISABILITY. Upon ten (10) days’ prior written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall mean that the Executive, because of accident, disability, or physical or mental illness, is incapable of performing the Executive’s duties to any member of the Company Group, as determined by the CEO. Notwithstanding the foregoing, the Executive will be deemed to have become incapable of performing the Executive’s duties to any member of the Company Group if (i) the Executive is incapable of so doing for periods amounting in the aggregate to ninety (90) days within any one period of one hundred twenty (120) days and remains so incapable at the end of such aggregate period of one hundred twenty (120) days, (ii) the Executive qualifies to receive long-term disability payments under the long-term disability insurance program, as it may be amended from time to time, covering employees of any member of the Company Group to which the Executive provides services or (iii) the Executive is determined to be totally disabled by the Social Security Administration.

(b) DEATH. Automatically upon the date of death of the Executive.

(c) BY THE COMPANY FOR CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. For purposes of this Agreement, “Cause” shall mean (i) the Executive’s indictment for, conviction of or plea of nolo contendere to a felony or a fraud, or other act involving dishonesty or disloyalty to any member of the Company Group, (ii) conduct by the Executive that brings or could reasonably be expected to bring any member of the Company Group into substantial public disgrace or disrepute or otherwise materially or demonstrably injures the integrity, character or reputation of any member of the Company Group, (iii) gross negligence or willful misconduct by the Executive in connection with Executive’s duties, obligations or responsibilities to any member of the Company Group, (iv) the Executive’s material non-performance of the duties reasonably assigned to him other than in connection with the Executive’s Disability, (v) the Executive’s breach of the provisions of Section 9 of this Agreement or any other applicable restrictive covenants with any member of the Company Group, (vi) the Executive’s material breach of a material employment policy of any member of the Company Group (including, without limitation, sexual misconduct, discrimination and/or harassment) or (vii) any other material breach by the Executive of this Agreement or any other material agreement with any member of the Company Group. If the acts or omissions constituting the grounds for Cause are curable, the Executive’s termination of employment will not be deemed to be for Cause unless the Company provides the Executive with written notice of the acts or omissions constituting the grounds for Cause within thirty (30) days of obtaining actual knowledge of the grounds for Cause and the Executive does not cure such condition within ten (10) days following the date the Executive receives such notice.

(d) BY THE COMPANY WITHOUT CAUSE. Immediately upon written notice by the Company to the Executive of an involuntary termination without Cause (other than for death or Disability).

(e) BY THE EXECUTIVE VOLUNTARILY. Upon thirty (30) days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment for any reason other than Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

(f) BY THE EXECUTIVE FOR GOOD REASON. Upon thirty (30) days’ prior written notice by the Executive to the Company for Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date). “Good Reason” shall mean (i) a material diminution in Executive’s title, job duties, authorities or responsibilities; (ii) a reduction in the Executive’s Base Salary or target bonus opportunity (other than a reduction in compensation of not more than 10% that applies to the Executive and all other similarly positioned employees); (iii) a relocation of Executive’s principal place of employment by more than thirty (30) miles; or (iv) a material breach of this Agreement by the Company. Executive’s resignation will not be deemed to be for Good Reason unless Executive provides the Company with written notice of the acts or omissions constituting the grounds for Good Reason within thirty (30) days of the initial existence of the grounds for Good Reason, the Company does not cure such condition within thirty (30) days following the date the Company receives such notice and the Executive actually terminates employment within ninety (90) days of the initial existence of the grounds for Good Reason.

7. CONSEQUENCES OF TERMINATION.

(a) DEATH/DISABILITY. In the event that the Executive’s employment and the Employment Term ends on account of (x) the Executive’s death or (y) the Executive’s Disability, the Executive or the Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 7(a)(i) through 7(a)(iv) hereof to be paid within thirty (30) days following termination of employment, or such earlier or later date as may be required by applicable law):

(i) any unpaid Base Salary through the date of termination;

(ii) reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iii) any accrued but unused vacation time in accordance with Company policy; and

(iv) all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 7(a)(i) through 7(a)(iv) hereof shall be hereafter referred to as the “Accrued Benefits”); and

(v) subject to the Executive’s continued compliance with the obligations in Sections 8, 9 and 10 hereof (or, if applicable, the Executive’s estate’s compliance with the obligation in Section 8), any unpaid Annual Bonus for the completed fiscal year ending immediately prior to termination.

(b) TERMINATION FOR CAUSE OR BY THE EXECUTIVE WITHOUT GOOD REASON. If the Executive’s employment is terminated (x) by the Company for Cause or (y) by the Executive for any reason other than Good Reason, the Company shall pay to the Executive the Accrued Benefits.

(c) TERMINATION WITHOUT CAUSE OR GOOD REASON. If the Executive’s employment by the Company is terminated by the Company other than for Cause or by the Executive for Good Reason, the Company shall pay or provide the Executive with the following, subject to the provisions of Section 23 hereof:

(i) the Accrued Benefits;

(ii) subject to the Executive’s continued compliance with the obligations in Sections 8, 9 and 10 hereof, any unpaid Annual Bonus for the completed fiscal year ending immediately prior to termination;

(iii) subject to the Executive’s continued compliance with the obligations in Sections 8, 9 and 10 hereof, an amount equal to the Executive’s monthly Base Salary rate as in effect on the date of termination, paid monthly for a period of six (6) months [which will be increased to twelve (12) months on the first day following twenty-fourth (24) months after the Effective Date] following such termination (the “Severance Period”), provided that any such payment scheduled to occur during the first thirty (30) days (or sixty (60) days, if the Executive is entitled to more than thirty (30) days to consider the release required in Section 8 hereof) following the termination of employment shall not be paid until the first regularly scheduled pay period following the thirtieth (30th) day (or sixtieth (60th) day, if the Executive is entitled to more than thirty (30) days to consider the release required in Section 8 hereof) following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto;

(iv) subject to the Executive’s continued compliance with the obligations in Sections 8, 9 and 10 hereof, during the portion of the Severance Period during which the Executive and the Executive’s eligible dependents are eligible for COBRA coverage, reimbursement for the Executive and the Executive’s eligible dependents for their COBRA premiums for coverage under the Company’s medical, dental, vision and prescription drug plans; provided that, in the event that the Executive obtains other employment that offers group health benefits, such reimbursement by the Company under this Section 7(c)(iv) shall immediately cease.

(v) subject to the Executive’s continued compliance with the obligations in Sections 8, 9 and 10 hereof, an amount equal to the executive’s target annual bonus as outlined in section 4, adjusted for the percentage of the year worked prior to the termination.

Payments and benefits provided in this Section 7(c) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of any member of the Company Group or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(d) OTHER OBLIGATIONS. Upon any termination of the Executive’s employment with the Company, the Executive shall promptly resign from any position as an officer, director or fiduciary of any member of the Company Group.

(e) EXCLUSIVE REMEDY. The amounts payable to the Executive following termination of employment and the Employment Term hereunder pursuant to Section 7 hereof shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims that the Executive may have in respect of the Executive’s employment with any member of the Company Group, and the Executive acknowledges that such amounts are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Executive’s employment hereunder or any breach of this Agreement.

8. RELEASE; NO MITIGATION. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company Group in a form reasonably satisfactory to the CEO. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within thirty (30) days (or sixty (60) days, if the Executive is entitled to more than thirty (30) days to consider the release, as determined by the Company at the time of termination) following termination.

9. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY. During the course of the Executive’s employment with the Company Group, the Executive will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company Group, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company Group, either during the period of the Executive’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company Group’s part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Executive during the Executive’s employment by any member of the Company Group (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (A) where the disclosure is made (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (B) where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to preclude or limit such federal laws.

(b) NON-COMPETITION. The Executive acknowledges that (i) the Executive performs services of a unique nature for the Company Group that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company Group, (ii) the Executive has had and will continue to have access to trade secrets and other confidential information of the Company Group, which, if disclosed, would unfairly and inappropriately assist in competition against any member of the Company Group, (iii) in the course of the Executive’s employment by a competitor, the Executive would inevitably use or disclose such trade secrets and confidential information, (iv) the Company Group has substantial relationships with its customers and the Executive has had and will continue to have access to these customers, (v) the Executive has received and will receive specialized training from the Company Group, and (vi) the Executive has generated and will continue to generate goodwill for the Company Group in the course of the Executive’s employment. Accordingly, during the Executive’s employment hereunder and for a period of one (1) year thereafter, the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with any member of the Company Group or in any other material business in which any member of the Company Group is engaged on the date of termination or in which they have demonstrably planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which any member of the Company Group conducts business. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with a member of the Company Group, so long as the Executive has no active participation in the business of such corporation.

(c) NON-SOLICITATION; NONINTERFERENCE.

(i) During the Executive’s employment with the Company Group and for a period of one (1) year thereafter, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any individual or entity that is, or was during the twelve-month period immediately prior to the termination of the Executive’s employment for any reason, a customer or supplier of any member of the Company Group to purchase goods or services then sold by any member of the Company Group from another person, firm, corporation or other entity, or stop supplying or decrease the amount of goods or materials being supplied to any member of the Company Group, as applicable, or assist or aid any other persons or entity in identifying or soliciting any such customer or supplier for such purpose.

(ii) During the Executive’s employment with the Company Group and for a period of one (1) year thereafter, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of any member of the Company Group to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company Group or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between any member of the Company Group and any of its respective vendors, joint venturers or licensors. Any person described in this Section 9(c)(ii) shall be deemed covered by this Section 9(c)(ii) while so employed or retained and for a period of twelve (12) months thereafter.

(d) NON-DISPARAGEMENT. The Executive agrees not to make negative comments or otherwise disparage any member of the Company Group or any of their officers, directors, employees, direct or indirect equity holders, agents or products. The Company agrees to direct the senior executive officers and directors of the Company as of the date of termination to not make negative comments or otherwise disparage the Executive. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s senior executive officers and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to any member of the Company Group.

(e) INVENTIONS.

(i) The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments or works of authorship (“Inventions”), whether patentable or unpatentable, (A) that relate to the Executive’s work with the Company Group, made or conceived by the Executive, solely or jointly with others, during the Employment Term, or (B) suggested by any work that the Executive performs in connection with the Company Group, either while performing the Executive’s duties with the Company Group or on the Executive’s own time, shall belong exclusively to the Company Group (or its designee), whether or not patent applications are filed thereon. The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all

Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Executive will surrender them upon the termination of the Employment Term, or upon the Company’s request. The Executive hereby irrevocably conveys, transfers and assigns to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Executive will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. The Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Executive from the Company, but entirely at the Company’s expense. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(ii) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, the Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Executive has any rights in the results and proceeds of the Executive’s service to the Company Group that cannot be assigned in the manner described herein, the Executive agrees to unconditionally waive the enforcement of such rights. The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company Group.

(iii) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive represents and warrants that he does not possess or own any rights in or to any confidential, proprietary or non-public information or intellectual property related to the business of the Company Group. Executive shall comply with all relevant policies and guidelines of the Company regarding the protection of confidential information and intellectual property and potential conflicts of interest, provided same are consistent with the terms of this Agreement. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(f) RETURN OF COMPANY PROPERTY. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company Group (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

(g) REASONABLENESS OF COVENANTS. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 9 hereof. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company Group and its trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the period of time that the Executive is subject to the constraints in Section 9(b) hereof, the Executive will provide a copy of this Agreement (including, without limitation, this Section 9) to such entity, and the Company shall be entitled to share a copy of this Agreement (including, without limitation, this Section 9) to such entity or any other entity to which the Executive performs services, and such entity shall acknowledge to the Company in writing that it has read this Agreement. The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company Group and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 9, and that the Executive will reimburse the Company Group for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 9 if any member of the Company Group prevails on any material issue involved in such dispute or if the Executive challenges the reasonableness or enforceability of any of the provisions of this Section 9. It is also agreed that each member of the Company Group will have the right to enforce all of the Executive’s obligations to that member under this Agreement and shall be third party beneficiaries hereunder, including without limitation pursuant to this Section 9.

(h) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by applicable law.

(i) TOLLING. In the event of any violation of the provisions of this Section 9, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 9 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(j) SURVIVAL OF PROVISIONS. The obligations contained in Sections 9 and 10 hereof shall survive the termination or expiration of the Employment Term and the Executive’s employment with the Company and shall be fully enforceable thereafter.

10. COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company and for one (1) year thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company Group and its representatives in defense of any claims that may be made against any member of the Company Group, and will provide reasonable assistance to the Company Group in the prosecution of any claims that may be made by any member of the Company Group, to the extent that such claims may relate to the period of the Executive’s employment with the Company (collectively, the “Claims”). The Company shall reimburse Executive for all reasonable, out-of-pocket expenses incurred by Executive in connection with any cooperation provided pursuant to this Section 10. The Executive agrees that while employed by the Company and thereafter to promptly inform the Company if the Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against any member of the Company Group. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of any member of the Company Group (or its actions) or another party attempts to obtain information or documents from the Executive (other than in connection with any litigation or other proceeding in which the Executive is a party-in-opposition) with respect to matters the Executive believes in good faith to relate to any investigation of any member of the Company Group, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the member with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, the Executive shall not communicate with anyone (other than the Executive’s attorneys and tax and/or financial advisors and except to the extent that the Executive determines in good faith is necessary in connection with the performance of the Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving any member of the Company Group without giving prior written notice to the Company or the Company’s counsel.

11. WHISTLEBLOWER PROTECTION. Nothing in this Agreement prohibits the Executive from reporting possible violations of U.S. federal law or regulation to any governmental agency or entity, including the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, and any Inspector General of any U.S. federal agency, or making other disclosures that are protected under the whistleblower provisions of U.S. federal, state, or local law or regulation, provided that the Executive shall use the Executive’s reasonable efforts to (a) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity, and (b) request that such agency or entity treat such information as confidential. The Executive does not need prior authorization from the Company to make any such reports or disclosures and is not required to notify the Company that the Executive has made such reports or disclosures. This Agreement does not limit the Executive’s right to receive an award for information provided to the U.S. Securities and Exchange Commission.

12. EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company Group’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, any member of the Company Group, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security. In the event of a violation by the Executive of Section 9 or Section 10 hereof, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Executive shall be immediately repaid to the Company.

13. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 13 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

14. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown

in the books and records of the Company.

with a mandatory copy to (which shall not constitute notice to the Executive):

William Read

4650 Saddle Ridge Dr SE

Owens Cross Rds, AL 35763

Attention: Bill Read

Email: bill.read@dyestonegroup.com

If to the Company:

Cosmos Acquisition, LLC

2500 N. Military Trail, Suite 470

Boca Raton, FL 32431

Attention: Peter Cannito

Email: pcannito@aeroequity.com

with a mandatory copy to (which shall not constitute notice to the Company):

AE Industrial Partners, LLC

2500 N. Military Trail, Suite 470

Boca Raton, FL 33431

Attention: Kirk Konert and Jeffrey Hart

Facsimile: (561) 392-6908

Email: kkonert@aeroequity.com, jhart@aeroequity.com

and:

Kirkland & Ellis LLP

300 N LaSalle Street

Chicago, IL 60654

Attention: Jeremy S. Liss, P.C., Matthew S. Arenson, P.C. and Dan Hoppe

Facsimile: (312) 862-2200

Email: jeremy.liss@kirkland.com, matthew.arenson@kirkland.com and

dan.hoppe@kirkland.com

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

16. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf or similar attachment to electronic mail, shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

18. GOVERNING LAW. THE LAW OF THE STATE OF DELAWARE SHALL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AGREEMENT AND THE SCHEDULES ATTACHED HERETO, AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

19. ARBITRATION; WAIVER OF JURY TRIAL.

(a) Any dispute, controversy, or claim arising under or relating to this Agreement or any breach or threatened breach hereof (“Arbitrable Dispute”) shall be resolved by final and binding arbitration administered by American Arbitration Association (“AAA”); provided that nothing in this Section 19(a) shall prohibit a party from instituting litigation to enforce any Final Determination in any court of competent jurisdiction. Except as otherwise provided in this Section 19(a) or in the rules and procedures of AAA as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by and shall be enforced pursuant to the Uniform Arbitration Act and applicable provisions of Delaware Law.

(b) In the event that any party asserts that there exists an Arbitrable Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Arbitrable Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within thirty (30) days after such delivery of such notice, the party delivering such notice of Arbitrable Dispute (the “Disputing Person”) may, within forty-five (45) days after delivery of such notice, commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (a “Notice of Arbitration”) and by filing a copy of such Notice of Arbitration with the New York office of AAA. Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Arbitrable Dispute and the claims of each party to the arbitration and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the rules and procedures of AAA as in effect from time to time to be included therein, if any.

(c) Within twenty (20) days after receipt of the Notice of Arbitration, the parties shall use their best efforts to agree on an independent arbitrator expert in the subject matters of the Arbitrable Dispute (the “Arbitrator”). If the parties cannot agree on the identity of the Arbitrator, each of the parties to the Arbitrable Dispute shall select one independent arbitrator expert in the subject matter of the Arbitrable Dispute. In the event that any party fails to select an independent arbitrator as set forth herein within twenty (20) days after delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator(s) selected by the other party(ies). The arbitrators selected by the parties to the Arbitrable Dispute shall select the Arbitrator, and the Arbitrator shall resolve the matter according to the procedures set forth in this Section 19.

(d) The Arbitrator selected pursuant to Section19(c) shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration of any Arbitrable Dispute and the enforcement of its rights under this Agreement and, if the Arbitrator determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the Arbitrator may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration and the enforcement of its rights under this Agreement.

(e) The arbitration shall be conducted under the rules and procedures of AAA as in effect from time to time, except as otherwise set forth herein or as modified by the agreement of all of the parties. The arbitration shall be conducted in New York, New York. The Arbitrator shall conduct the arbitration so that a final result, determination, finding, judgment and/or award (the “Final Determination”) is made or rendered as soon as practicable, but in no event later than sixty (60) days after the delivery of the Notice of Arbitration nor later than ten (10) days following completion of the arbitration. The Final Determination must be agreed upon and signed by the Arbitrator. The Final Determination shall be final and binding on all parties hereto and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator to correct manifest clerical errors.

(f) The parties hereto may enforce any Final Determination in any court of competent jurisdiction.

(g) Each party hereby irrevocably consents to the service of process by registered mail or personal service.

(h) If any party shall fail to pay the amount of any damages, if any, assessed against it within five (5) days after the delivery to such party of such Final Determination, the unpaid amount shall bear interest from the date of such delivery at the lesser of (i) twelve percent (12%) and (ii) the maximum rate permitted by applicable laws. Interest on any such unpaid amount shall be compounded monthly, computed on the basis of a 365-day year and shall be payable on demand. In addition, such party shall promptly reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including but not limited to all attorneys’ fees and expenses) incurred in seeking to collect such damages or to enforce any Final Determination.

(i) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY ACTION, SUIT OR PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE (INCLUDING, FOR THE AVOIDANCE OF DOUBT, ANY SEEKING EQUITABLE RELIEF).

20. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director of the Company as may be designated by the CEO. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and any member of the Company Group with respect to the subject matter hereof.

21. REPRESENTATIONS. The Executive represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or performing all of the Executive’s duties and obligations hereunder.

22. ACKNOWLEDGEMENT OF VOLUNTARY AGREEMENT. EXECUTIVE HAS ENTERED INTO THIS AGREEMENT FREELY AND WITHOUT COERCION, EXECUTIVE HAS BEEN ADVISED BY THE COMPANY TO CONSULT WITH COUNSEL OF EXECUTIVE’S CHOICE WITH REGARD TO THE EXECUTION OF THIS AGREEMENT AND EXECUTIVE’S COVENANTS HEREUNDER, EXECUTIVE HAS HAD AN ADEQUATE OPPORTUNITY TO CONSULT WITH SUCH COUNSEL AND EITHER SO CONSULTED OR FREELY DETERMINED IN EXECUTIVE’S OWN DISCRETION NOT TO SO CONSULT WITH SUCH COUNSEL, EXECUTIVE UNDERSTANDS THAT THE COMPANY HAS BEEN ADVISED BY COUNSEL, AND EXECUTIVE HAS READ THIS AGREEMENT AND FULLY AND COMPLETELY UNDERSTANDS THIS AGREEMENT AND EACH OF EXECUTIVE’S REPRESENTATIONS, WARRANTIES, COVENANTS AND OTHER AGREEMENTS HEREUNDER. KIRKLAND & ELLIS LLP (“K&E LLP”) HAS NOT AND IS NOT REPRESENTING EXECUTIVE IN CONNECTION WITH THIS AGREEMENT, AND K&E LLP HAS NOT AND IS NOT PROVIDING ANY ADVICE OR COUNSEL (INCLUDING LEGAL ADVICE OR COUNSEL) TO EXECUTIVE IN CONNECTION WITH THIS AGREEMENT. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED AS HAVING BEEN DRAFTED JOINTLY BY EXECUTIVE AND THE COMPANY AND NO PRESUMPTION OR BURDEN OF PROOF SHALL ARISE FAVORING OR DISFAVORING ANY PARTY HERETO BY VIRTUE OF THE AUTHORSHIP OF ANY OR ALL OF THE PROVISIONS OF THIS AGREEMENT.

23. TAX MATTERS.

(a) WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. In the event that the Company fails to withhold any taxes required to be withheld by applicable law or regulation, the Executive agrees to indemnify the Company for any amount paid with respect to any such taxes, together with any interest, penalty and/or expense related thereto.

(b) SECTION 409A COMPLIANCE.

(i) The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever shall any member of the Company Group be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

(i) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 23(b)(i) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(ii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iii) For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(iv) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

COSMOS ACQUISITION, LLC

By:	/s/ Faith A. Horowitz
Name:	Faith A. Horowitz
Title:	Chief Administrative Officer

EXECUTIVE

/s/ William Read
William Read

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